Exhibit 99.1

CORPORATE OFFICE
1100 Cassatt Road, Berwyn, PA 19312

Contact: Kevin C. Coleman (610) 889-5247

AMETEK ANNOUNCES RECORD THIRD QUARTER RESULTS

Berwyn, PA, October 28, 2014 – AMETEK, Inc. (NYSE: AME) today announced its financial results for the three month period ended September 30, 2014.

AMETEK’s third quarter 2014 sales of $1.03 billion were up 16% over the same period of 2013 and at a record level. Excluding Zygo integration costs of $13.7 million, or $0.05 per diluted share, operating income for the third quarter of 2014 increased 13% to a record $231.8 million, and diluted earnings per share increased 19% to a record $0.62 per diluted share from the third quarter of 2013. Operating cash flow totaled $197 million for the quarter, an increase of 18% over the same period of 2013.

“AMETEK had another terrific quarter. We delivered record performance as a result of the continued strong execution of our Four Growth Strategies. Solid core growth combined with our Operational Excellence initiatives and the contributions from recent acquisitions allowed us to deliver excellent results and exceed our third quarter earnings expectations,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer.

The third quarter 2014 results include one-time tax events benefitting the tax line, largely offset by a related negative impact in other expense.

On a GAAP basis, operating income was $218.1 million and diluted earnings per share were $0.57. A reconciliation of reported GAAP results to adjusted results is included with the financial tables accompanying this release.

Electronic Instruments Group (EIG)
In the third quarter of 2014, EIG sales increased 26% to $631.6 million. Operating income, excluding the Zygo integration costs, was $162.0 million in the quarter, a 17% increase over the third quarter of 2013, and operating margins were 25.6% in the quarter.

“EIG had an excellent third quarter. The strong sales growth was driven by broad based strength across our Aerospace, Process and Power & Industrial businesses. The contributions from the eight recent acquisitions completed in this Group were also a key driver in our overall growth,” said Mr. Hermance.

On a GAAP basis, EIG operating income was $148.3 million.

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Electromechanical Group (EMG)
In the third quarter of 2014, EMG sales increased 3% to $400.2 million. Operating income in the third quarter was up 6% to $82.0 million. Operating margins were 20.5% in the third quarter of 2014, up 60 basis points from last year’s comparable quarter.

“EMG also had a solid quarter with strong operating performance. Sales were up on strength in our Precision Motion Control and Engineered, Materials, Interconnects and Packaging businesses. Operating margins were up nicely driven by the higher sales and our Operational Excellence initiatives,” commented Mr. Hermance.

2014 Outlook
“We are very pleased with the performance of our businesses. While the global economy remains sluggish, we are confident in our ability to continue to deliver strong sales and earnings growth due to our excellent portfolio of businesses, proven operational capabilities, increased investments in organic growth initiatives, and a successful focus on strategic acquisitions,” commented Mr. Hermance.

“We continue to anticipate 2014 revenue to be up low double digits on a percentage basis from 2013 reflecting solid core growth and the contributions from recent acquisitions. Earnings for 2014, excluding Zygo integration costs, are expected to be in the range of $2.40 to $2.42 per diluted share, up 14% to 15% from last year. This reflects an increase in the low end of our previous guidance from $2.37 to $2.40 per diluted share,” added Mr. Hermance.

“Fourth quarter sales are expected to be up high single digits on a percentage basis over last year’s fourth quarter. We estimate our earnings to be approximately $0.60 to $0.62 per diluted share, including the additional interest expense associated with our recent private placement and foreign exchange headwinds. This earnings guidance represents an increase of 9% to 13% over last year’s fourth quarter of $0.55 per diluted,” concluded Mr. Hermance.

Conference Call
The Company will webcast its Third Quarter 2014 investor conference call on Tuesday, October 28, 2014, beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will also be archived at the Investors section of www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2013 sales of $3.6 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500 Index.

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Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; our ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

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(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales	$1,031,811	$890,006	$2,997,821	$2,651,668

Operating expenses:
Cost of sales, excluding depreciation	677,739	572,125	1,933,554	1,713,797
Selling, general and administrative	119,205	98,969	345,146	291,489
Depreciation	16,724	14,226	47,619	41,848

Total operating expenses	813,668	685,320	2,326,319	2,047,134

Operating income	218,143	204,686	671,502	604,534
Other expenses:
Interest expense	(19,543)	(18,243)	(57,362)	(54,720)
Other, net	(8,639)	(6,291)	(16,842)	(11,482)

Income before income taxes	189,961	180,152	597,298	538,332
Provision for income taxes	48,150	52,288	164,838	157,001

Net income	$141,811	$127,864	$432,460	$381,331

Diluted earnings per share	$0.57	$0.52	$1.75	$1.55

Basic earnings per share	$0.58	$0.52	$1.76	$1.56

Weighted average common shares outstanding:
Diluted shares	247,643	245,930	247,425	245,815

Basic shares	245,439	244,049	245,184	243,667

Dividends per share	$0.09	$0.06	$0.24	$0.18

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net sales:
Electronic Instruments	$631,569	$499,847	$1,777,252	$1,467,687
Electromechanical	400,242	390,159	1,220,569	1,183,981

Consolidated net sales	$1,031,811	$890,006	$2,997,821	$2,651,668

Income:
Segment operating income:
Electronic Instruments	$148,313	$138,934	$450,131	$400,255
Electromechanical	82,001	77,480	258,014	238,874

Total segment operating income	230,314	216,414	708,145	639,129
Corporate administrative and other expenses	(12,171)	(11,728)	(36,643)	(34,595)

Consolidated operating income	$218,143	$204,686	$671,502	$604,534

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	September 30,	December 31,
	2014	2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$369,613	$295,203
Receivables, net	593,452	536,701
Inventories	526,674	452,848
Other current assets	100,391	84,377

Total current assets	1,590,130	1,369,129

Property, plant and equipment, net	451,551	402,790
Goodwill	2,633,188	2,408,363
Other intangibles, investments and other assets	1,896,192	1,697,620

Total assets	$6,571,061	$5,877,902

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$163,202	$273,315
Accounts payable and accruals	668,507	601,230

Total current liabilities	831,709	874,545

Long-term debt	1,473,482	1,141,750
Deferred income taxes and other long-term liabilities	798,063	725,486
Stockholders’ equity	3,467,807	3,136,121

Total liabilities and stockholders’ equity	$6,571,061	$5,877,902

AMETEK, Inc.
Reconciliations of GAAP to Non-GAAP Financial Measures
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2014		2013	2014		2013
EIG Segment operating income (GAAP)	$148.3		$138.9	$450.1		$400.3
Zygo integration costs	$13.7		$—	$13.7		$—

Adjusted EIG Segment operating income (Non-GAAP)	$162.0		$138.9	$463.8		$400.3

Operating income (GAAP)	$218.1		$204.7	$671.5		$604.5
Zygo integration costs	$13.7		$—	$13.7		$—

Adjusted Operating income (Non-GAAP)	$231.8		$204.7	$685.2		$604.5

Net income (GAAP)	$141.8		$127.9	$432.5		$381.3
Zygo integration costs	$10.7	(1)	$—	$10.7	(1)	$—

Adjusted Net income (Non-GAAP)	$152.5		$127.9	$443.2		$381.3

(1) Represents adjustments at 21.5% tax rate.

Diluted earnings per share (GAAP)	$0.57		$0.52	$1.75		$1.55
Zygo integration costs	$0.05		$—	$0.04		$—

Adjusted diluted earnings per share (Non-GAAP)	$0.62		$0.52	$1.79		$1.55

Use of Non-GAAP Financial Information

The Company supplements its consolidated financial statements presented on a U.S. generally accepted accounting principles (“GAAP”) basis with certain non-GAAP financial information to provide investors with greater insight, increased transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making. Reconciliation of non-GAAP measures to their most directly comparable GAAP measures are included in the accompanying financial tables. These non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, the comparable GAAP measure, and may not be comparable to similarly titled measures reported by other companies.

The Company believes that these measures provide useful information to investors by reflecting additional ways of viewing AMETEK’s operations that, when reconciled to the comparable GAAP measure, helps our investors to better understand the long-term profitability trends of our business, and facilitates easier comparisons of our profitability to prior and future periods and to our peers. The items described above have been excluded from this measure because items of this nature and/or size occur with inconsistent frequency, occur for reasons that may be unrelated to AMETEK’s commercial performance during the period and/or we believe are not indicative of AMETEK’s ongoing operating costs or gains in a given period, which we believe may obscure underlying business trends and make comparisons of long-term performance difficult.